Exhibit 5.5

September 25, 2012

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46581

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Biomet, Inc., an Indiana corporation (the “Company”) in connection with the Registration Statement on Form S-1/A (together with the Registration Statement on Form S-1 (File No. 333-183946) initially filed on September 17, 2012, the “New Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with market-making activities of an affiliate of the Company in respect of the Company’s outstanding 10% Senior Notes due 2017 (“Senior Cash Pay Notes”) and outstanding 11 5/8% Senior Subordinated Notes due 2017 (“Senior Subordinated Notes” and, together with the Senior Cash Pay Notes, the “Notes”). The Notes and certain Guarantees (as defined herein) were previously registered pursuant to the Securities Act pursuant to a Registration Statement on Form S-1 (File No. 333-150655) initially filed on May 6, 2008 and subsequently amended from time to time (such Registration Statement as amended, the “Old Registration Statement”). The Senior Cash Pay Notes were issued under the Senior Notes Indenture, among the Company, the guarantors listed therein (the “Guarantors”), LVB Acquisition Merger Sub, Inc., and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) dated as of September 25, 2007 and as amended on October 16, 2007, July 13, 2012 and July 30, 2012 (the “Senior Indenture”). The Senior Subordinated Notes were issued under the Senior Subordinated Notes Indenture, among the Company, the Guarantors, LVB Acquisition Merger Sub, Inc., and the Trustee, dated as of September 25, 2007 and as amended on October 16, 2007, July 13, 2012 and July 30, 2012 (the “Senior Subordinated Indenture” and together with the Senior Indenture, the “Indentures”). Each Indenture includes the guarantees of the relevant Notes by the Guarantors (the “Guarantees”), including Guarantees of Biomet U.S. Reconstruction LLC, an Indiana limited liability company (“Reconstruction”) and Biomet Trauma, LLC, an Indiana limited liability company (“Trauma”). Reconstruction and Trauma are herein collectively referred to as the “New Guarantors”, and the Guarantees of the New Guarantors are herein collectively referred to as the “New Guarantees”.

Biomet, Inc., p. 2

We have participated in the preparation of the New Registration Statement and have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records and such other instruments and other certificates of public officials, officers and representatives and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the New Guarantees set forth in the Indentures are the valid, binding and enforceable obligations of the New Guarantors.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of each New Guarantor, (a) we have assumed that such New Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinions are limited to the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Jeffrey D. Karpf
Jeffrey D. Karpf, a Partner